EXHIBIT 99.1

AVX Corporation Announces Preliminary Third Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- January 22, 2009-- AVX Corporation (NYSE:  AVX)

AVX today reported net sales of $320.6 million for the quarter ended December 31, 2008 and $1,117.8 million for the nine months ended December 31, 2008.

Chief Executive Officer and President, John Gilbertson stated, "The December quarter was difficult but in this challenging time our operations were able to improve the overall profit margin primarily as result of tight cost control around the world.” Mr. Gilbertson went on to state, “By moving quickly to address these market changes, the business groups have made adjustments to their cost structure and will emerge stronger in the quarters to come. We have additional plans for further cost reduction measures that will enhance our competitiveness going forward. The Company has a solid balance sheet and is proud of its ability to continue to pay a cash dividend.”

On a U.S. GAAP basis (including special charges), net income was $23.9 million, or $0.14 per diluted share, for the current quarter.

Non-GAAP net income excluding special charges was $27.7 million, or $0.16 per diluted share, for the current quarter. During the current quarter, the Company incurred $2.8 million of pre-tax restructuring costs related to global actions to realign production capabilities and reduce costs. In addition, the Company recorded a $2.0 million pre-tax impairment charge during the current quarter related to the decline in value of its available-for-sale securities transferred to the Company from an impaired Bank of America enhanced cash investment fund as a result of the current economic turmoil in the financial markets around the world.

GAAP to Non-GAAP Reconciliation (unaudited) (in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2008	2007	2008
Including special charges (GAAP)
Net Sales	$429,542	$320,617	$1,213,406	$1,117,786

Net income	$37,019	$23,864	$113,619	$82,660
Diluted Income per share	$0.22	$0.14	$0.66	$0.48

Excluding special charges (Non-GAAP)
Special charges (after-tax)
Restructuring	$143	$2,234	$1,695	$5,939
IPR&D	$-	$-	$390	$-
Other operating income	$-	$-	$-	$(2,957)
Available-for-Sale securities impairment	$-	$1,598	$-	$2,776
Net income	$37,162	$27,696	$115,704	$88,418
Diluted income per share	$0.22	$0.16	$0.67	$0.52

See discussion of GAAP/Non-GAAP presentation below.

Chief Financial Officer, Kurt Cummings stated, “The Company’s strong financial position provided us with the flexibility to act swiftly when the economy faltered and the financial strength to maintain our competitive position. The Company’s financial position remains exceptionally strong with cash and cash equivalents and short and long-term investments in securities of $766.3 million and no debt at December 31, 2008. During the quarter, the Company paid $6.8 million of dividends to stockholders and spent $2.4 million to repurchase shares of AVX stock on the open market which are held as treasury stock.”

Management believes that in order to better understand the Company’s short-term and long-term financial trends, investors may find it useful to consider results excluding special charges related to the estimated write off of in-process research and development (“IPR&D”) in connection with the acquisition of ATC, other operations’ restructuring charges for headcount reductions, other operating income from a gain on the sale of corporate assets and the write down of certain available-for-sale securities due to an other-than-temporary impairment. Management believes that the resulting non-GAAP financial measure provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period-over-period comparisons of such operations. Management eliminates such charges when evaluating the operating performance of the Company. Investors should consider the non-GAAP measure in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, the non-GAAP financial measure may not be the same as similar measures presented by other companies.  Detail of the Company’s non-GAAP measure is provided in the table above.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2008	2007	2008
Net sales	$429,542	$320,617	$1,213,406	$1,117,786
Cost of sales	355,532	265,846	993,665	932,814
Restructuring charges	204	1,790	2,421	6,366
Gross profit	73,806	52,981	217,320	178,606
Selling, general & admin. expense	33,339	29,049	93,488	95,728
Restructuring charges	-	1,003	-	1,720
Other operating (income)/expense	-	-	390	(4,051)
Profit from operations	40,467	22,929	123,442	85,209
Other income	8,532	3,586	32,712	17,557
Income before income taxes	48,999	26,515	156,154	102,766
Provision for taxes	11,980	2,651	42,535	20,106
Net income	$37,019	$23,864	$113,619	$82,660

Basic income per share	$0.22	$0.14	$0.66	$0.48
Diluted income per share	$0.22	$0.14	$0.66	$0.48

Weighted average common
shares outstanding:
Basic	171,356	170,382	171,612	170,685
Diluted	171,888	170,408	172,275	170,783

Results for the quarter and nine months ended December 31, 2008 include restructuring charges of $2,793 and $8,086, respectively.  In addition, during the quarter ended December 31, 2008, the Company recorded a $1,998 impairment charge in other income related to the decline in value of its available-for-sale securities.  For the nine month period ended December 31, 2008, results also reflect a gain on the sale of corporate assets of $4,051 included in other operating income. The provision for taxes for the quarter ended December 31, 2008 reflects the cumulative effect of a reduction in the Company’s estimated annual effective tax rate from 26% to 22%.

Results for the three and nine months ended December 31, 2007 include restructuring charges of $204 and $2,421, respectively.  In addition, during the quarter ended September 30, 2007, the Company recorded a $390 charge for the write-off of in process research and development related to the acquisition of American Technical Ceramics on September 26, 2007.

AVX CORPORATION

Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	December 31,
	2008	2008
Assets
Cash and cash equivalents	$568,864	$527,474
Short-term investments in securities	50,000	-
Available-for-sale securities	44,790	33,690
Accounts receivable, net	203,762	155,040
Inventories	421,216	388,397
Other current assets	88,573	83,937
Total current assets	1,377,205	1,188,538
Long-term investments in securities	108,999	189,001
Long-term available-for-sale securities	42,666	16,151
Property, plant and equipment, net	316,572	282,435
Goodwill and other intangibles	254,059	253,613
Other assets	9,577	8,406

TOTAL ASSETS	$2,109,078	$1,938,144

Liabilities and Stockholders' Equity
Accounts payable	$137,152	$90,227
Income taxes payable and accrued expenses	83,364	76,143
Total current liabilities	220,516	166,370
Other liabilities	59,211	61,461

TOTAL LIABILITIES	279,727	227,831

TOTAL STOCKHOLDERS' EQUITY	1,829,351	1,710,313

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,109,078	$1,938,144

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843-946-0691
finance@avxus.com